EXHIBIT 99.1

ELINEAR ANNOUNCES THE PROMOTION OF MICHAEL LEWIS TO CEO

HOUSTON, TEXAS, December 22, 2004 - eLinear, Inc. (AMEX: ELU) announced today that it has promoted Michael Lewis to Chief Executive Officer; he will also retain the title of President. Since joining the company in May of this year, Mr. Lewis has been instrumental in improving sales and in executing the company's merger and acquisition business model; most recently in making eLinear's acquisition of TanSeco. Mr. Lewis will join the Board of Directors effective January 1, 2005. Kevan Casey has resigned his post as CEO, but will remain as Chairman of the Board, Chairman of the Executive Committee and Managing Director of Business Development.

Mr. Lewis has served as the company's Executive Vice President of Sales and Operations since May 25, 2004, and became its President in August, 2004. Mr. Lewis has more than 19 years experience in the technology systems integration industry. Mr. Lewis served as President of LIBAC Corporation, a start-up software company targeted at the financial printing industry from May 2002 to May 2004. Prior to LIBAC, from December 2001 to August 2002, he was Chief Operating Officer for UnBound Technologies, a wireless technology company which Mr. Lewis helped develop from a start-up through a business integration with Sprint PCS. Mr. Lewis served as Senior Vice President and General Manager for Computer Tech, a Houston-based integrator, from November 1996 to March 2001, where he led a team that doubled revenues to $150 million and tripled profits over that period of time. Prior to that position, Mr. Lewis served as a General Manager for CompuCom Systems, Inc. where his area of responsibility grew to $80 million in sales from March 1991 through October 1996.

Kevan Casey, Chairman of eLinear, stated, "I am very pleased with the results that Mike has been able to achieve for eLinear as its President. I believe that Mike brings the level of expertise that eLinear needs to continue to achieve significant growth in revenue and margins. He has delivered consistent results in rapidly growing companies and achieving bottom line profitability and I have confidence that he will guide eLinear in expanding the company's national and international presence as he has demonstrated throughout his career."

Mike Lewis, Chief Executive Officer, stated "I am excited about building on the efforts of the founders, and fully expect eLinear to achieve the high goals we have set as a company. eLinear is well positioned to capitalize on the investments made this year. I look forward to a productive year."

About  eLinear,  Inc.

eLinear, Inc. is a communications, security and compliance company providing integrated technology solutions including information and physical security, IP Telephony and network and storage solutions infrastructure. Typically, the company's customers are Fortune 2000 and small to medium sized business organizations. eLinear's services are offered to companies seeking to increase productivity or reduce costs through investing in technology. eLinear has a national and international footprint and has its headquarters in Houston, Texas.

SAFE  HARBOR  STATEMENT

This press release contains statements that may constitute forward-looking statements, including the company's ability to realize the projected revenues from the newly announced project orders and the future strength of the company's business and industry. These statements are based on current expectations and assumptions and involve a number of uncertainties and risks that could cause actual results to differ materially from those currently expected. For additional information about eLinear's future business and financial results, refer to eLinear's Annual Report on Form 10-KSB/A for the year ended December 31, 2003, and Quarterly Report on Form 10-QSB for the quarter ended September
30, 2004. eLinear undertakes no obligation to update any forward-looking statement that may be made from time to time by or on behalf of the company, whether as a result of new information, future events or otherwise.


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FOR MORE INFORMATION CONTACT:
BRIAN STANTON

PHONE:   (713) 896-0500
E-MAIL:  INVESTORRELATIONS@ELINEAR.COM
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